SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 14, 2001
(Date of earliest event reported)

D E E R E & C O M P A N Y

(Exact name of registrant as specified in charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-4121
(Commission File Number)

36-2382580
(IRS Employer Identification No.)

One John Deere Place
Moline, Illinois 61265
(Address of principal executive offices and zip code)

(309)765-8000
(Registrant's telephone number, including area code)

______________________________________________

(Former name or former address, if changed since last report.)

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.
	(c)	Exhibits
		(99)	Press release and additional information

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ MICHAEL A. HARRING Michael A. Harring Secretary

Dated: August 14, 2001

Exhibit Index

Number and Description of Exhibit	Sequential Page Number

(99)	Press release and additional information	Pg. 5

EXHIBIT 99

Deere & Company One John Deere Place Moline, IL 61265 USA Phone: 309-765-8000 www.JohnDeere.com
NEWS RELEASE

For Immediate Release - August 14, 2001

Contact: Greg Derrick, Deere & Company 309-765-5290 / derrickgregoryt@johndeere.com

Deere Reports Profitable Third Quarter Despite Weak Economic Conditions

-      Third-quarter net income $72 million vs. $172 million last year
-      Rigorous asset management and expense reduction remain top priorities
-      Fourth-quarter margins expected to be under significant pressure due to production cutbacks

          MOLINE, Illinois -- Deere & Company today reported worldwide net income of $71.8 million, or $0.30 per share, for the third quarter ended July 31, and $256.1 million, or $1.08 per share, for the first nine months of 2001. This compares with net income of $172.4 million, or $0.72 per share, and $414.4 million, or $1.75 per share, for the comparable periods last year.

          "Deere's third-quarter results continued to reflect the general economic slowdown and low farm commodity prices," said Robert W. Lane, chairman and chief executive officer. "Although we are pleased to have remained profitable in the face of such difficult conditions, we are continuing to take aggressive actions to further strengthen our competitiveness and drive more efficient asset levels." These steps - which include additional production cutbacks and an early-retirement program previously announced -- are expected to have an adverse impact on fourth-quarter financial results, he noted.

          Worldwide net sales and revenues were $3.584 billion for the third quarter and $10.041 billion for the first nine months of 2001, compared with $3.632 billion and $9.761 billion, respectively, last year. Net sales were $3.037 billion for the third quarter and $8.384 billion for nine months compared with $3.122 billion and $8.326 billion a year ago. Excluding acquisitions, both the quarter and year-to-date periods were negatively affected by lower sales of commercial and consumer equipment and of construction and forestry equipment. Sales for both periods were also hurt by the stronger U.S. dollar. Partially offsetting these factors was the impact of acquisitions and higher agricultural-equipment sales for the nine-month period. Excluding acquisitions, net sales decreased 6 percent for the quarter and 3 percent year to date compared with last year. Overseas sales were 6 percent lower for the quarter and 1 percent higher for the nine months. Excluding the impact of the stronger U.S. dollar, overseas sales were flat for the quarter and up 8 percent year to date. Overall, the company's physical volume of sales decreased 3 percent for the quarter but was 2 percent higher for the first nine months.

          Worldwide equipment operations had net income of $30.6 million for the quarter and $123.7 million for the first nine months of 2001, compared with $117.5 million and $277.8 million, respectively, last year. The decreases were primarily due to lower sales and production volumes of both the commercial and consumer equipment and the construction and forestry equipment divisions, excluding acquisitions, as well as lower production and sales of large agricultural tractors during the third quarter. In addition, a planned increase in research and development expense as well as start-up costs for the introduction of new products, and higher interest expense, had a negative effect on the year's results. A slightly higher annual effective tax rate also had an adverse impact on the quarter. Partially offsetting these factors were lower pension and post-retirement benefit costs and lower selling and administrative expenses net of acquisitions. Worldwide equipment operating profit, which excludes interest expense, taxes and certain other corporate expenses, was $128 million for the quarter and $413 million for nine months, versus respective year-ago totals of $249 million and $610 million. The decreases were primarily due to the operating factors mentioned above in addition to lower results from unconsolidated subsidiaries.

-         Deere's worldwide agricultural equipment division reported operating profit of $115 million for the quarter and $335 million for the year to date, compared with $158 million and $332 million last year. The quarter's decrease was primarily due to the lower production and sales of large tractors as well as a planned increase in research and development expense in addition to start-up and other costs associated with a record number of new products. Also having a negative effect for the quarter was the impact of a stronger U.S. dollar. Partially offsetting these factors were lower selling and administrative expenses and lower pension and post-retirement benefit costs. Year-to-date results benefited from higher sales and production volumes and related manufacturing efficiencies.

-         Operating profit of the worldwide commercial and consumer equipment division was $12 million for the quarter and $76 million for the first nine months, compared with $46 million and $170 million in the same 2000 periods. Compared with last year, net sales were 2 percent higher for the quarter and 7 percent lower year to date. Excluding acquisitions, net sales decreased 7 percent for the quarter and 12 percent for nine months, primarily reflecting the impact of weaker economic conditions and unfavorable weather during the important spring selling season. In addition, a new process aimed at faster order fulfillment, which allows dealers to operate with lower inventories, had an adverse impact on year-to-date shipments. Operating profit decreased for both periods primarily due to the lower sales and production volumes and related manufacturing inefficiencies, and to start-up costs associated with new products and new facilities.

-         Operating profit of the worldwide construction and forestry division was $15 million for the quarter and $46 million for the first nine months of 2001, compared with $60 million and $151 million last year. Sales declined 16 percent for the quarter and 4 percent for the first nine months. Excluding the impact of Timberjack, acquired at the end of the second quarter last year, sales were off 21 percent and 19 percent over the comparable periods. The decreases were primarily due to a weak economy and very competitive market conditions. In particular, sales to independent rental companies declined significantly from last year. Decreases in operating profit were primarily due to the lower sales and production volumes excluding Timberjack, higher sales-incentive costs and higher losses from unconsolidated subsidiaries.

-         Net income of the credit operations was $41 million for the quarter and $133 million for the first nine months, compared with $47 million and $124 million, respectively, last year. The decrease for the quarter was primarily due to lower gains from sales of retail notes and higher receivable write-offs. The year-to-date increase was primarily due to higher income from a larger portfolio.

-         The company's other businesses had operating losses of $7 million for the quarter and $28 million for the first nine months, compared with operating losses of $10 million and $29 million for last year's comparable periods. Results for both years were adversely affected by costs related to the development of new products and by goodwill amortization of the special technologies group. Partially offsetting these factors were improved results of the health-care operations.

Market Conditions & Outlook

          Based on the market conditions outlined below, as well as management's year-end asset targets, the company's physical volume of sales is currently forecast to be down 14 percent for fourth quarter and 2 percent for the full year. Without the effect of acquisitions in either year, physical volume is projected to decline by 16 percent in the fourth quarter and 5 percent for the full year. Company profit margins will be under significant pressure due in part to these reduced production levels. As a result of these factors, Deere currently projects breakeven performance for the full year, including the estimated $140 million after-tax cost of the early-retirement program.

          Agricultural Equipment: Focusing on Year-End Asset Targets. Weak grain-market fundamentals are keeping farm-machinery demand at a relatively low level this year, although sales of many types of smaller equipment have been strong. As a result, the company continues to expect overall industry retail sales of farm equipment in North America to be flat to up slightly compared with last year's modest levels.

          In Europe, the outlook has improved slightly due to an easing of concerns over the foot and mouth disease situation. Industry retail sales there are now expected to decline by 10 percent from last year. The overall outlook for markets in Latin America, Australia and Asia has deteriorated slightly and is now projected to be down by 5 percent in 2001. Drought conditions in Australia are largely responsible for the change in outlook for this region.

          In the interest of reaching year-end asset goals, Deere is undertaking additional farm-machinery production cutbacks in the fiscal fourth quarter. Production of large tractors at the Waterloo manufacturing complex will be shut down for as long as six weeks in the period, while the output of combines, cotton-pickers and other products is being reduced as well. In all, company agricultural-equipment factories in North America are projected to be idled for almost one-fourth of the available days in the fourth quarter.

          Commercial & Consumer Equipment: Making Further Production Cuts. Deere year-to-date sales have been negatively affected by the slow economy and by adverse weather in the spring. This year's weak markets, as well as adoption of the less asset-intensive order-fulfillment process, are leading to further production cutbacks in the fourth quarter. In this regard, the Horicon, Wisconsin, factory for premium lawn equipment will be shut down for about one month and overall division production for the quarter is expected to be about 40 percent below last year's levels. As a result, shipments of Deere's commercial and consumer equipment for 2001 are expected to remain well below prior-year levels.

          Construction & Forestry: Producing in Line With Retail Demand. In an environment in which the North American economy is experiencing very little growth, residential and non-residential construction is expected to be weaker in the remainder of the fiscal year. In addition, purchases by independent rental companies - an important customer of John Deere construction equipment -- are sharply below last year's levels and expected to remain weak. At the same time, global sales of forestry products are forecast to continue running well below year-earlier levels in response to soft economic conditions. In light of these circumstances, the company continues to believe that industry retail sales of forestry and construction equipment for 2001 will be 20 to 25 percent lower than last year and that pricing will remain under pressure. Deere's construction-equipment factories, which use the estimate-to-cash order fulfillment process and produce in line with retail demand, are expected to be down about one-third of equivalent production days in the final quarter of the year.

          Credit: Achieving Continued Growth. The company's credit operations are expected to continue benefiting from growth in the receivable portfolio, but at a slower rate than earlier in the year.

Actions Geared to Improved Performance Throughout Cycle

          "We are determined to achieve better alignment between levels of equipment production and retail sales and are taking further actions to curtail production in light of today's continued depressed market conditions," Lane commented. "While working in support of improved performance in the future, these steps will sharply reduce profit in the upcoming quarter."

          At the same time, Deere is aggressively moving ahead with the development of new products aimed at enhancing customer productivity and satisfaction while extending the company's market leadership on a global basis. "We're well into the process of introducing a record number of new products this year, and have just concluded our largest-ever new-product show for North and South American agricultural-equipment dealers," Lane said. "In a few weeks, we'll be unveiling more than 60 new products to our dealers in Europe as part of our drive for a stronger competitive position and improved business results in that very important region. We're confident that customer response to these advanced new products, together with our aggressive actions to achieve structural improvements in efficiency, will help lead to better performance in all phases of the business cycle and produce higher returns for Deere investors."

John Deere Capital Corporation

          The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market. JDCC's net income was $36.0 million for the third quarter and $115.9 million for the first nine months of 2001, compared with $40.5 million and $109.1 million, respectively, last year. The decrease for the third quarter is primarily due to lower gains from sales of retail notes and higher receivable write-offs. The year-to-date increase is primarily due to higher income from a larger portfolio.

          Net receivables and leases financed by JDCC were $8.953 billion at July 31, 2001, compared with $7.783 billion one year ago. The increase resulted from acquisitions exceeding collections during the last twelve months. This was partially offset by sales of retail notes during the same period. Net receivables and leases administered, which include receivables previously sold, totaled $10.659 billion at July 31, 2001, compared with $9.981 billion at July 31, 2000.

Safe Harbor Statement

          Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company's businesses. Forward-looking statements involve certain factors that are subject to change, including for the agricultural equipment segment the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, prices realized for commodities and livestock, weather and soil conditions, real estate values, animal diseases (including the spread of "mad cow" and "foot-and-mouth" diseases), crop pests, harvest yields, the level of farm product exports (including concerns about genetically modified organisms) and the level of government farm programs. The outlook for harvest prices especially affects retail sales of agricultural equipment in the fall. Factors affecting the company's commercial and consumer equipment business include general economic conditions in the United States, consumer and commercial confidence, consumer acceptance of the company's new products and consumer borrowing patterns. The number of housing starts as well as levels of public and non-residential construction are especially important to sales of the company's construction equipment, while prices for pulp, lumber and structural panels are important to sales of forestry equipment. All of the company's businesses are affected by general economic conditions in the global markets in which the company operates, interest and currency exchange rates, as well as monetary and fiscal policies (including actions by the Federal Reserve Board); actions of competitors in the various industries in which the company competes, particularly price cutting; dealer practices, especially as to levels of new and used field inventories; production and technological difficulties including capacity and supply constraints; energy prices and supplies; labor relations; accounting standards; and legislation affecting the sectors in which the company operates. The company's outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

Third Quarter 2001 Press Release
(millions of dollars and shares except per share amounts)

	Three Months Ended			Nine Months Ended
	July 31			July 31
			%			%
	2001	2000	Chnge	2001	2000	Chnge

Net sales and revenues:
Agricultural equipment net sales	$ 1,624	$ 1,619		$ 4,631	$ 4,329	+7
Commercial and consumer
equipment net sales	853	839	+2	2,156	2,330	-7
Construction and forestry net sales	546	649	-16	1,554	1,622	-4
Other net sales	14	15	-7	43	45	-4
Total net sales	3,037	3,122	-3	8,384	8,326	+1
Credit revenues	361	351	+3	1,088	963	+13
Other revenues	186	159	+17	569	472	+21
Total net sales and revenues*	$ 3,584	$ 3,632	-1	$ 10,041	$ 9,761	+3

Operating profit (loss):
Agricultural equipment	$ 115	$ 158	-27	$ 335	$ 332	+1
Commercial and consumer
equipment	12	46	-74	76	170	-55
Construction and forestry	15	60	-75	46	151	-70
Credit	64	74	-14	209	194	+8
Other	(7)	(10)	-30	(28)	(29)	-3
Total operating profit *	199	328	-39	638	818	-22
Interest, corporate expenses
and income taxes	(127)	(156)	-19	(382)	(404)	-5
Net income	$ 72	$ 172	-58	$ 256	$ 414	-38

Per Share:
Net income - basic	$ .30	$ .74	-59	$ 1.09	$ 1.77	-38
Net income - diluted	$ .30	$ .72	-58	$ 1.08	$ 1.75	-38

* Includes overseas equipment operations:
Net sales	$ 725	$ 772	-6	$ 2,159	$ 2,138	+1
Operating profit	$ 22	$ 47	-53	$ 147	$ 154	-5

		July 31	Oct 31	July 31
		2001	2000	2000

Equipment Operations:
Trade accounts and notes
receivable - net		$ 3,535	$ 3,169	$ 3,627
Inventories		$ 1,925	$ 1,553	$ 1,725

Financial Services:
Financing receivables and leases
financed - net		$ 10,427	$ 10,099	$ 9,260
Financing receivables and leases
administered - net		$ 12,366	$ 12,223	$ 11,650

Average shares outstanding		234.7	234.3	234.2

Page10

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME Three Months Ended July 31	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)		EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)		FINANCIAL SERVICES

Millions of dollars except per share amounts (Unaudited)	Three Months Ended July 31 2001 2000		Three Months Ended July 31 2001 2000		Three Months Ended July 31 2001 2000

Net Sales and Revenues Net sales Finance and interest income Health care premiums and fees Investment income Other income Total	$ 3,036.8 361.7 148.1 2.9 34.8 3,584.3	$ 3,122.2 341.7 117.7 2.8 47.7 3,632.1	$ 3,036.8 25.7 26.8 3,089.3	$ 3,122.2 22.6 27.3 3,172.1	$ 346.3 152.7 2.9 16.9 518.8	$ 324.6 122.6 2.8 27.3 477.3

Costs and Expenses Cost of sales Research and development expenses Selling, administrative and general expenses Interest expense Health care claims and costs Other operating expenses Total	2,507.4 141.8 398.5 187.5 120.0 92.4 3,447.6	2,487.7 131.0 384.5 182.0 94.7 82.8 3,362.7	2,511.3 141.8 292.2 65.2 13.3 3,023.8	2,491.8 131.0 296.7 51.2 11.2 2,981.9	107.0 132.5 120.0 88.1 447.6	88.0 136.2 94.7 79.3 398.2

Income of Consolidated Group Before Income Taxes Provision for income taxes Income of Consolidated Group	136.7 60.4 76.3	269.4 101.5 167.9	65.5 34.9 30.6	190.2 72.7 117.5	71.2 25.5 45.7	79.1 28.8 50.3

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates Credit Other Total	(1.0) (3.5) (4.5)	.2 4.3 4.5	40.8 .4 41.2	47.0 7.9 54.9	(1.0) (1.0)	.2 (.1) .1

Net Income	$ 71.8	$ 172.4	$ 71.8	$ 172.4	$ 44.7	$ 50.4

Per Share: Net income - basic Net income - diluted	$ .30 $ .30	$ .74 $ .72

See Notes to Interim Financial Statements. Supplemental consolidating data are shown for the "Equipment Operations" and "Financial Services". Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

DEERE & COMPANY	CONSOLIDATED		EQUIPMENT OPERATIONS		FINANCIAL SERVICES
STATEMENT OF CONSOLIDATED INCOME	(Deere & Company and		(Deere & Company with Financial
Nine Months Ended July 31	Consolidated Subsidiaries)		Services on the Equity Basis)

Millions of dollars except per share amounts	Nine Months Ended July 31		Nine Months Ended July 31		Nine Months Ended July 31
(Unaudited)	2001	2000	2001	2000	2001	2000

Net Sales and Revenues
Net sales	$ 8,384.0	$ 8,326.3	$ 8,384.0	$ 8,326.3
Finance and interest income	1,080.5	957.3	78.6	68.8	$ 1,028.4	$ 903.3
Health care premiums and fees	426.5	346.0			440.3	360.6
Investment income	8.9	15.6	.1	7.7	8.9	7.9
Other income	140.8	115.9	98.1	73.4	68.3	64.0
Total	10,040.7	9,761.1	8,560.8	8,476.2	1,545.9	1,335.8

Costs and Expenses
Cost of sales	6,798.6	6,645.6	6,810.3	6,657.8
Research and development expenses	429.6	373.3	429.6	373.3
Selling, administrative and general expenses	1,157.2	1,063.1	860.4	811.3	298.9	253.4
Interest expense	588.6	488.9	198.4	132.1	416.7	371.6
Health care claims and costs	348.3	279.9			348.3	279.9
Other operating expenses	274.6	227.9	45.2	26.8	255.1	223.4
Total	9,596.9	9,078.7	8,343.9	8,001.3	1,319.0	1,128.3

Income of Consolidated Group Before Income Taxes	443.8	682.4	216.9	474.9	226.9	207.5
Provision for income taxes	174.7	271.8	93.2	197.1	81.5	74.7
Income of Consolidated Group	269.1	410.6	123.7	277.8	145.4	132.8

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	(2.0)	.5	133.1	124.2	(2.0)	.5
Other	(11.0)	3.3	(.7)	12.4
Total	(13.0)	3.8	132.4	136.6	(2.0)	.5

Net Income	$ 256.1	$ 414.4	$ 256.1	$ 414.4	$ 143.4	$ 133.3

Per Share:
Net income - basic	$ 1.09	$ 1.77
Net income - diluted	$ 1.08	$ 1.75

See Notes to Interim Financial Statements. Supplemental consolidating data are shown for the "Equipment Operations" and "Financial Services". Transactions
between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)			EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)			FINANCIAL SERVICES

Millions of dollars (Unaudited)	July 31 2001	Oct 31 2000	July 31 2000	July 31 2001	Oct 31 2000	July 31 2000	July 31 2001	Oct 31 2000	July 31 2000

Assets
Cash and short-term investments
Cash deposited with unconsolidated subsidiaries

    Cash and cash equivalents
Marketable securities
Receivables from unconsolidated
    subsidiaries and affiliates
Trade accounts and notes receivable - net
Financing receivables - net
Other receivables
Equipment on operating leases - net
Inventories
Property and equipment - net
Investments in unconsolidated
    subsidiaries and affiliates
Intangible assets - net
Prepaid pension costs
Other assets
Deferred income taxes
Deferred charges
        Total

	$ 252.7 ________ 252.7 159.2 345.9 3,551.5 8,585.6 307.5 1,942.7 1,924.9 1,956.8 210.3 777.9 658.3 406.8 827.0 ____36.7 $22,043.8	$ 291.7 _________ 291.7 127.4 230.9 3,169.2 8,275.7 395.3 1,954.4 1,552.9 1,912.4 190.7 652.2 635.3 256.8 740.4 ____84.1 $20,469.4	$ 351.7 ________ 351.7 116.0 211.7 3,627.0 7,532.4 276.8 1,855.0 1,725.1 1,803.6 185.5 708.8 623.3 244.9 744.8 ____96.0 $20,102.6	$ 129.7 _____6.7 196.4 370.9 3,535.0 93.3 179.0 7.6 1,924.9 1,915.3 1,685.5 777.0 658.3 155.8 903.0 ____27.2 $12,529.2	$ 91.4 ___548.3 639.7 408.4 3,169.2 125.0 266.4 5.9 1,552.9 1,864.6 1,561.8 651.2 635.3 117.5 736.4 ____78.4 $11,812.7	$ 153.1 ___113.8 266.9 393.0 3,627.0 124.0 140.0 3.2 1,725.1 1,756.5 1,535.8 707.1 623.3 107.6 739.3 ____87.5 $11,836.3	$ 122.9 ________ 122.9 159.2 279.6 16.5 8,492.3 128.4 1,935.1 41.5 5.7 .9 251.0 2.2 _____9.5 $11,444.8	$ 200.3 ________ 200.3 127.4 140.0 8,150.7 128.9 1,948.5 47.7 10.1 1.1 139.3 3.9 _____5.7 $10,903.6	$ 198.6 ________ 198.6 116.0 106.5 7,408.4 136.8 1,851.8 47.1 12.1 1.6 137.2 5.6 _____8.5 $10,030.2

Liabilities and Stockholders' Equity
Short-term borrowings
Payables to unconsolidated subsidiaries
    and affiliates
Accounts payable and accrued expenses
Health care claims and reserves
Accrued taxes
Deferred income taxes
Long-term borrowings
Retirement benefit accruals and other liabilities
    Total liabilities
Stockholders' equity
        Total

	$ 6,080.6 33.4 2,783.5 84.2 120.7 6,156.8 2,454.1 17,713.3 4,330.5 $22,043.8	$ 5,758.5 32.7 2,976.4 63.4 57.5 74.6 4,764.3 __2,440.1 16,167.5 __4,301.9 $20,469.4	$ 5,246.9 58.4 2,670.5 55.8 167.4 53.4 5,005.2 __2,493.2 15,750.8 __4,351.8 $20,102.6	$ 1,316.1 74.2 2,071.6 104.3 2,204.8 __2,427.7 8,198.7 __4,330.5 $12,529.2	$ 927.5 41.4 2,360.8 45.5 2.5 1,717.7 __2,415.4 7,510.8 __4,301.9 $11,812.7	$ 1,012.0 58.4 2,069.4 151.2 7.6 1,718.2 __2,467.7 7,484.5 __4,351.8 $11,836.3	$ 4,764.4 330.6 711.9 84.2 16.4 78.2 3,952.0 ____26.4 9,964.1 __1,480.7 $11,444.8	$ 4,831.1 856.9 615.6 63.4 11.9 72.1 3,046.7 ____24.8 9,522.5 __1,381.1 $10,903.6	$ 4,234.9 401.7 601.1 55.8 16.2 45.8 3,287.0 ____25.5 8,668.0 __1,362.2 $10,030.2

See Notes to Interim Financial Statements. Supplemental consolidating data are shown for the "Equipment Operations" and "Financial Services". Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

DEERE & COMPANY CONDENSED STATEMENT OF CONSOLIDATED CASH FLOWS Nine Months Ended July 31	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)		EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)		FINANCIAL SERVICES

Millions of dollars (Unaudited)	Nine Months Ended July 31 2001 2000		Nine Months Ended July 31 2001 2000		Nine Months Ended July 31 2001 2000

Cash Flows from Operating Activities Net income Adjustments to reconcile net income to net cash provided by (used for) operating activities Net cash provided by (used for) operating activities	$ 256.1 (473.1) (217.0)	$ 414.4 (213.2) 201.2	$ 256.1 (974.7) (718.6)	$ 414.4 (668.0) (253.6)	$ 143.4 384.1 527.5	$ 133.3 336.5 469.8

Cash Flows from Investing Activities
Collections of financing receivables
Proceeds from sales of financing receivables
Proceeds from maturities and sales of marketable securities
Proceeds from sales of equipment on operating leases
Proceeds from sale of business
Cost of financing receivables acquired
Purchases of marketable securities
Purchases of property and equipment
Cost of operating leases acquired
Acquisitions of businesses, net of cash acquired
Increase in receivables with unconsolidated affiliates
Other
        Net cash used for investing activities

	5,026.1 1,640.6 28.5 290.3 (7,081.3) (55.6) (283.6) (584.6) (264.1) (103.7) 5.1 (1,382.3)	4,914.9 878.9 242.0 252.1 (6,504.6) (45.5) (203.9) (666.9) (621.9) (101.7) (14.4) (1,871.0)	33.4 2.1 (1.9) (279.2) (5.2) (259.0) 23.0 (486.8)	27.4 202.8 1.1 (3.3) (192.4) (1.6) (620.4) (8.7) (595.1)	4,992.7 1,640.6 28.5 288.2 (7,079.4) (55.6) (4.4) (579.5) (5.1) (103.7) (43.2) (920.9)	4,887.5 878.9 39.2 251.0 (6,501.3) (45.5) (11.5) (665.3) (1.5) (101.7) (19.5) (1,289.7)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings
Change in intercompany receivables/payables
Proceeds from long-term borrowings
Principal payments on long-term borrowings
Proceeds from issuance of common stock
Repurchases of common stock
Dividends paid
Other
        Net cash provided by financing activities

	(706.5) 3,783.4 (1,360.2) 7.0 (1.3) (154.9) (1.9) 1,565.6	1,406.1 2,345.0 (1,885.4) 15.4 (154.4) (.5) 1,726.2	361.3 73.8 553.7 (72.2) 7.0 (1.3) (154.9) (1.9) 765.5	489.4 (10.1) 751.9 (204.8) 15.4 (154.4) (.5) 886.9	(1,067.8) (555.5) 3,229.8 (1,288.0) (10.0) 9.4 317.9	916.7 6.5 1,593.1 (1,680.7) (15.0) 13.9 834.5

Effect of Exchange Rate Changes on Cash	(5.3)	(.2)	(3.4)	(.4)	(1.9)	.2

Net Increase (Decrease) in Cash and Cash Equivalents Cash and Cash Equivalents at Beginning of Period Cash and Cash Equivalents at End of Period	(39.0) 291.7 $ 252.7	56.2 295.5 $ 351.7	(443.3) 639.7 $ 196.4	37.8 229.1 $ 266.9	(77.4) 200.3 $ 122.9	14.8 183.8 $ 198.6

See Notes to Interim Financial Statements. Supplemental consolidating data are shown for the "Equipment Operations" and "Financial Services". Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

Notes to Interim Financial Statements

(1)     The "Consolidated" (Deere & Company and Consolidated Subsidiaries) data in each of the financial statements represent the consolidation of all Deere & Company's subsidiaries. In the supplemental consolidating data in each of the financial statements, "Equipment Operations" (Deere & Company with Financial Services on the Equity Basis) include the Company's agricultural equipment, commercial and consumer equipment, construction and forestry (formerly construction equipment) and special technologies operations, with Financial Services reflected on the equity basis. Data relating to the above equipment operations, including the consolidated group data in the income statement, are also referred to as "Equipment Operations" in this report. The supplemental "Financial Services" consolidating data in each of the financial statements include Deere & Company's credit and health care operations.

(2)      Dividends declared and paid on a per share basis were as follows:

	Three Months Ended July 31 2001 2000	Nine Months Ended July 31 2001 2000

Dividends declared Dividends paid	$.22 $.22	$.22 $.22	$.66 $.66	$.66 $.66

(3)     The calculation of basic net income per share is based on the average number of shares outstanding during the nine months ended July 31, 2001 and 2000 of 234.7 million and 234.2 million, respectively. The calculation of diluted net income per share recognizes primarily the dilutive effect of the assumed exercise of stock options.

(4)     In the first quarter of 2001, the Company adopted Financial Accounting Standards Board (FASB) Statement 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FASB Statement 138. Under the new standards, all derivatives have been recorded at fair value in the financial statements. Changes in fair values of the derivatives are recognized periodically in other comprehensive income (equity) for derivatives designated as hedges of future cash flows or net income for all other derivatives. The effects of adoption on the Company's financial position or net income were not material.

(5)     Comprehensive income, which includes all changes in the Company's equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended July 31 2001 2000		Nine Months Ended July 31 2001 2000
Net income	$ 71.8	$ 172.4	$ 256.1	$ 414.4
Other comprehensive income (loss), net of tax:
Change in cumulative translation adjustment	(25.4)	3.2	(41.4)	(31.4)
Unrealized gain (loss) on marketable securities	1.4	.4	3.3	(4.8)
Unrealized gain (loss) on derivatives	.4		(39.4)
Comprehensive income	$ 48.2	$ 176.0	$ 178.6	$ 378.2